Exhibit 99.1

Press Release	For More Information Contact:
For Immediate Release	Nils Erdmann	Investor Relations
Pixar Animation Studios
(510) 752-3374

	John Buckley	Brainerd Communicators
(212) 986-6667

Pixar Reports Third Quarter Financial Results

EMERYVILLE, CA - (November 11, 2004) Pixar Animation Studios (Nasdaq: PIXR) today announced financial results for its fiscal third quarter ended October 2, 2004. For the quarter, Pixar earned $22.4 million, or $0.38 per diluted share on revenues of $44.5 million. These results compare to earnings of $13.2 million, or $0.23 per diluted share on revenues of $30.2 million, achieved in the year-ago quarter.

For the nine months ended October 2, 2004, Pixar earned $86.5 million, or $1.46 per fully diluted share on revenues of $164.6 million. This compares to earnings of $40.9 million, or $0.72 per fully diluted share on revenues of $97.7 million for the nine months ended September 27, 2003.

“The Incredibles came out of the gate very strong and is on its way to becoming our sixth blockbuster,” said Pixar CEO Steve Jobs, “Pixar is now six for six, and we’re hard at work on Cars, our studio’s seventh feature film.”

The company will discuss its third quarter 2004 earnings results and fiscal year 2004 business outlook during the conference call to be held today, Thursday, November 11, 2004, at 5:00 p.m. Eastern Time, 2:00 p.m. Pacific Time. The call, hosted by Pixar’s Chairman and Chief Executive Officer, Steve Jobs, and Executive Vice President and Chief Financial Officer, Simon Bax, can be accessed by dialing 888-276-0006 (U.S.) or 612-288-0318 (Int’l) approximately 10 minutes prior to the start time. Additionally, a replay of the call will be provided through Thursday, November 18, 2004 until midnight EST. To access the replay, please call 800-475-6701 (U.S.) or 320-365-3844 (Int’l) and reference the reservation code: 750152.

Pixar will also provide live audio streaming of its third quarter 2004 results conference call. The webcast will be accessible through Pixar’s web site at http://www.pixar.com/investor/index.html.

About Pixar Animation Studios

Pixar Animation Studios (Nasdaq: PIXR, http://www.pixar.com) combines creative and technical artistry to create original stories in the medium of computer animation. Pixar has created and produced six of the most successful and beloved animated films of all time: Academy Award®-winning Toy Story (1995); A Bug’s Life (1998); Golden Globe-winning Toy Story 2 (1999); the Academy Award®-winning Monsters, Inc. (2001); the Academy Award®-winning Finding Nemo (2003); and The Incredibles, released domestically on November 5, 2004. Pixar’s six films have earned $2.7 billion at the worldwide box office to date. The Northern California studio’s next release is Cars (holiday 2005).

This release contains forward-looking information regarding Pixar’s targeted release date for Pixar’s next film and actual results may differ materially. Factors that could cause delays in the release of the film include, but are not limited to: (1) the uncertainties related to production delays; (2) financing requirements; (3) personnel availability; (4) external socioeconomic and political events; and (5) the release dates of competitive films or other marketing or distribution factors. Please refer to Pixar’s 2003 Form 10-K and Second Quarter 2004 Form 10-Q, particularly the sections on risks, for important factors that could cause actual results to differ.

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Note to Editors: Condensed Statements of Income and Balance Sheets to follow.

Pixar Animation Studios

Condensed Statements of Income

(Unaudited, in thousands, except per share data)

	Quarter Ended		Nine Months Ended
	October 2, 2004	September 27, 2003	October 2, 2004	September 27, 2003
Revenue:
Film	$40,416	$27,481	$155,221	$89,038
Software	4,047	2,702	9,355	8,678

Total revenue	44,463	30,183	164,576	97,716

Cost of revenue	4,204	4,289	16,545	15,044

Gross profit	40,259	25,894	148,031	82,672

Operating expenses:
Research and development	4,218	3,066	11,770	11,986
Sales and marketing	737	803	1,744	1,769
General and administrative	3,828	2,935	9,921	9,944

Total operating expenses	8,783	6,804	23,435	23,699

Income from operations	31,476	19,090	124,596	58,973

Other income, net	3,088	2,717	8,473	8,622

Income before income taxes	34,564	21,807	133,069	67,595

Income tax expense	12,143	8,614	46,521	26,700

Net income	$22,421	$13,193	$86,548	$40,895

Basic net income per share	$0.39	$0.24	$1.54	$0.76

Diluted net income per share	$0.38	$0.23	$1.46	$0.72

Shares used in computing basic net income per share	56,901	54,722	56,326	53,818

Shares used in computing diluted net income per share	59,672	58,030	59,114	57,034

Pixar Animation Studios

Condensed Balance Sheets

(Unaudited, in thousands)

	October 2, 2004	January 3, 2004
ASSETS

Cash and investments	$833,191	$521,923
Receivables, net	25,711	213,186
Prepaid expenses and other assets	16,637	1,047
Deferred income taxes	52,414	51,496
Property and equipment, net	121,002	115,026
Capitalized film production costs	131,529	107,667

Total assets	$1,180,484	$1,010,345

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Accounts payable	$1,514	$1,803
Accrued liabilities	14,584	13,007
Income taxes payable	—	37,595
Unearned revenue	45,035	17,430

Total liabilities	61,133	69,835

Shareholders’ equity:
Common stock	640,715	546,999
Accumulated other comprehensive (loss) income	(1,109)	314
Retained earnings	479,745	393,197

Total shareholders’ equity	1,119,351	940,510

Total liabilities and shareholders’ equity	$1,180,484	$1,010,345